NEW ENVIRONMENTAL TECHNOLOGIES CORPORATION
RESOLUTION DATED APRIL 2003
ADVISING AND ADOPTING THE PROPOSED AMENDMENT TO ARTICLES OF
INCORPORATION

WHEREAS it has been proposed that the Articles of Incorporation of New Environmental Technologies Corporation be amended as follows:

1.	Name of Corporation: Victory Capital Hoklings Corporation

WHEREAS, on April 28, 2003, a canvassing of the votes of the stockholders holding shares of New Environmental Technologies Corporation regarding the above proposed amendment to the Articles of Incorporation, has resulted in a 98% vote in favor of effectuating the amendment.

NOW, THEREFORE, BE IT RESOLVED, that the amendment to the Articles of Incorporation of New Environmental Technologies Corporation is deemed advisable by the Board of Directors and having been approved by the shareholders, an officer of the corporation is hereby authorized in “?” the amendment.

Date: April 28, 2003	By:	/s/ Harold Gregg
Harold Gregg
Chairman, board of Directors

Date: April 28, 2003	By:	/s/ Harold Gregg
Harold Gregg
Secretary